FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 to

ANNUAL REPORT

of

PROVINCE OF NEW BRUNSWICK

CANADA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2005

SECURITIES REGISTERED*

As of close of fiscal year)

================================================================================

                             Amounts as to                Names of

    Title of issue          which registration            Exchanges on

                              is effective              which registered

================================================================================

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission

ROBERT NOBLE

Deputy Consul General

Canadian Consulate General

1251 Avenue of the Americas

New York, N.Y. 10020

Copies to:

          ANDREW J. PITTS                                JOHN DICAIRE

      Cravath, Swaine & Moore                    Assistant Deputy Minister

          Worldwide Plaza                            Treasury Division

         825 Eighth Avenue                       Province of New Brunswick

        New York, N.Y. 10019                           P.O. Box 6000

                                                 Fredericton, New Brunswick

                                                       Canada E3B 5H1

* The Registrant is filing this amendment to its annual report on a voluntary basis.

     This amendment to the annual report of the Province of New Brunswick on

Form 18-K/A for the year ended March 31, 2005 comprises:

(a)  Pages numbered 1 to 4 consecutively.

(b)  The following exhibit:

     Exhibit (i):  The Audited Financial Statements referred to as Public Accounts Volume I of the Province of New Brunswick for the period ending March 31, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton,

Canada on the 28th day of September, 2006.

                                          PROVINCE OF NEW BRUNSWICK

                                            By /s/ John Dicaire

                                               --------------------------

                                               Name:  John Dicaire

                                               Title: Assistant Deputy Minister

                                                      Treasury Division

EXHIBIT INDEX

         Exhibit (i):  The Audited Financial Statements referred to as Public Accounts Volume I of the Province of New Brunswick for the period ending March 31, 2006.